UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  June 17, 2009

NUTRACEA
(Exact Name of Registrant as Specified in Charter)

California	0-32565	87-0673375
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5090 N. 40th Street, Suite 400 Phoenix, AZ	85018
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (602) 522-3000

(Former name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On June 17, 2009, NutraCea entered into a binding letter of intent (“LOI”) with Ceautamed Wordlwide, LLC (“Ceautamed”) with respect to the acquisition by Ceautamed of the following:  (1) senior secured convertible promissory notes that Vital Living, Inc. (“Vital Living”) issued to various investors in December 2003 in the principal amount of approximately $4,226,446 and which NutraCea purchased for an aggregate purchase price of $4,226,446; (ii) 1,000,000 shares of Vital Living’s Series A Preferred Stock, whch NutraCea purchased for $1,000,000; (iii) all of the rights of NutraCea in the action entitled NutraCea, Inc. v. Vital Living, Inc. in the Superior Court of Arizona, Maricopa County; and (iv) all of the rights of NutraCea under the security agreements granting a senior security interest in all exisiting and later acquired assets of Vital Living.

In consideration for the above, Ceautamed shall pay to NutraCea $3,600,000 plus a contingent amount based on Ceautamed’s gross earnings and revenues.  The purchase price is payable as follows:  $200,000 deposit that was paid to NutraCea on June 17, 2009 and the issuance by Ceautamed of a promissory note in the principal amount of $3,400,000 which shall be paid in 34 consecutive principal monthly installments of $100,000 beginning on August 15, 2009 with the interest to be paid in equal payments over two months following the final principal payment.  The interest rate for the note will be equal to the prime lending rate plus 1% but at no time will the rate be less than 2.5% or greater than 6%.  Following the three year anniversary of the closing of the definitive agreement and for a total term of 120 months, Ceautamed agrees to pay to NutraCea monthly payments equal to 10% of the gross earnings and revenues of Ceautamed (“Earn out”).  Each monthly payment under the promissory note and Earn Out shall be paid direcly from a lockbox account that Ceuatamed agrees to establish.  The promissory note and the Earn Out shall be secured by a first priority security interest in all of the assets in Ceautamed and the assets owned by Vital Living.  Upon the closing of the definitive agreement, Ceautamed will execute a stipulated judgment which will provide for immediate and final foreclosure of all the collateral in favor of NutraCea and obligate immediate repayment of any deficiencies in the payment of amounts due under the promissory note or Earn Out and will be filed in the event of Ceautamed’s default under the agreement.

The closing of the transaction contemplated by the LOI is dependent upon both parties entering into definitive agreements on terms consistent with the LOI.  Additionally, certain closing conditions must be satisfied prior to entering into the definitive agreements.  These closing conditions include, but are not limited to, each party’s board of directors approving the terms of the definitive agreements and having no material adverse change in the condition of the collateral.  The closing of the transaction must occur no later than 14 days after the effective date of the LOI unless otherwise agreed to by the parties.  In the event that the closing is not consummated by that time, either party may terminate the LOI and NutraCea shall return the intial $200,000 deposit paid by Ceautamed.

A copy of the LOI is attached as Exhibit 10.1 to this report and is incorporated herein by reference. The description of the LOI is a summary only, does not purport to be complete and is qualified in its entirety by reference to the Exhibit.

Item 9.01  Financial Statements and Exhibits

(d) Exhibits.

Exhibit
No.	Description

10.1	Binding Letter of Intent with Ceautamed Worldwide, LLC dated June 17, 2009

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NUTRACEA

Date: June 19, 2009	By:	/s/ James C. Lintzenich
James C. Lintzenich
Chief Executive Officer
(Duly Authorized Officer)